                         FIFTH AMENDMENT TO CREDIT AGREEMENT
                      AND FIRST AMENDMENT TO SECURITY AGREEMENT

          FIFTH AMENDMENT TO CREDIT AGREEMENT ("Fifth Amendment"), dated as of August 5, 1998 to the Credit Agreement, dated as of May 17, 1996, among Packaging Resources Incorporated, a Delaware corporation (the "Borrower"), the lender signatories thereto ("Lenders") and LaSalle National Bank, a national banking association ("LaSalle"), as agent for such Lenders ("LaSalle, in such capacity, the "Agent"), and First Amendment to Security Agreement dated as of August 5, 1998 to the Security Agreement dated as of May 17, 1996 by and between the Borrower and the Agent.

          WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of May 17, 1996 as amended by that certain First Amendment to Credit Agreement, dated December 12, 1996, by and among the Borrower, the Lenders and the Agent ("First Amendment"), by that certain Second Amendment to Credit Agreement dated as of April 24, 1997, by and among the Borrower, the Lenders and the Agent ("Second Amendment"), by that certain Third Amendment to Credit Agreement dated August 27, 1997, by and among the Borrower, the Lenders and the Agent ("Third Amendment") and by that certain Fourth Amendment to Credit Agreement dated as of April 30, 1998, by and among the Borrower, the Lenders and the Agent ("Fourth Amendment") (said Credit Agreement, as amended, is hereinafter referred to as the "Credit Agreement");

          WHEREAS, the Borrower and the Agent have entered into that certain Security Agreement dated as of May 17, 1996 (the "Security Agreement"); and

          WHEREAS, the Borrower, the Lenders and the Agent wish to amend and modify certain of the provisions of the Credit Agreement and the Security Agreement pursuant to the terms hereof;

          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Credit Agreement, the parties hereto hereby agree as follows:

          1. DEFINITIONS. Except as otherwise provided herein, capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

          2. AMENDED DEFINITIONS AND ADDITIONAL DEFINITIONS. The definitions of "Advance", "Applicable Margin", "Commitment", "Base Rate Advance", "EBITDA", "Eurodollar Advance", "Fixed Charges", "Loans", "Maturity Date" and "PRO RATA" contained in Section 1.1 of the Credit Agreement are hereby deleted and the following are inserted in their stead. The following new definitions of "Base Rate Revolving Advance", "Base Rate Equipment Advance", "Eligible Equipment", "Equipment Advance", "Equipment Commitment", "Equipment Loan", "Equipment

Maturity Date", "Equipment Note","Equipment Security Agreement", "Eurodollar Equipment Advance", "Eurodollar Revolving Advance", "Fifth Amendment", "Fifth Amendment Effective Date" and "Revolving Advance" are hereby inserted into
Section  1.1 of the Credit Agreement.

          "Advance" shall mean and include each borrowing hereunder of a Revolving Advance, including each Eurodollar Revolving Advance and each Base Rate Revolving Advance, and each borrowing hereunder of an Equipment Advance, including each Eurodollar Equipment Advance and each Base Rate Equipment Advance.

          "Applicable Margin" shall mean: (i) with respect to Eurodollar Revolving Advances, two percentage points (2%); (ii) with respect to Base Rate Revolving Advances, one-half of one percentage point (1/2%); (iii) with respect to Eurodollar Equipment Advances, two and one-quarter percentage points (2 1/4%); and (iv) with respect to Base Rate Equipment Advances, three-quarters of one percentage point (3/4%).

          "Base Rate Advance" shall mean any portion of a Revolving Advance or an Equipment Advance which is not a Eurodollar Advance.

          "Base Rate Equipment Advance" shall mean any portion of an Equipment Advance which is not a Eurodollar Equipment Advance.

          "Base Rate Revolving Advance" shall mean a portion of a Revolving Advance which is not a Eurodollar Revolving Advance.

          "Commitment" shall mean with respect to each Lender, such Lender's Revolving Commitment and Equipment Commitment, as set forth on Schedule 1.1.

          "EBITDA" for any period shall mean, consolidated pre-tax income from operations of the Borrower and its Subsidiaries as determined in accordance with GAAP for such period, PLUS Interest Expense for such period, PLUS the amount of noncash charges including, without limitation, noncash charges for deprecation and amortization, of the Borrower and its Subsidiaries on a consolidated basis for such period, PLUS or MINUS any extraordinary losses or gains, PLUS any prepayment premiums or write-down or write-off of debt discount or deferred financing costs to the extent such amounts are incurred as a result of the prepayments of any Indebtedness of the Borrower with the proceeds of the Senior Notes, PLUS for fiscal periods ending on the last day of August and November 1998 and February 1999 only, Seven Million Nine Hundred Twenty-Nine Thousand Dollars ($7,929,000).

          "Eligible Equipment" shall mean equipment to be purchased by Borrower for use by Borrower in its promotional cup and packaging business.

          "Equipment Advance" shall have the meaning set forth in Section
2.3.1 hereof.

          "Equipment Commitment" for each Lender shall mean the amount set forth opposite such Lender's name on Schedule 1.1 hereof as such Lender's Equipment Commitment.

          "Equipment Loans" shall mean the Loans to be made by Lender to Borrower pursuant to Section 2.3.1 hereof.

          "Equipment Maturity Date" shall mean the earlier of (i) the Maturity Date and (ii) November 30, 2002.

          "Equipment Note" shall mean each Equipment Promissory Note to be executed in favor of each Lender as provided in Section 2.3.1 of the Agreement which shall be in the form of EXHIBIT 2.3.1 to the Agreement."

          "Equipment Security Agreement" shall mean the Equipment Security Agreement dated as of August __, 1998, by and between the Borrower and the Agent, as the same may be amended and modified from time to time.

          "Eurodollar Equipment Advance" shall mean any portion of an Equipment Advance designated to bear interest based upon the Adjusted Eurodollar Rate as provided in Section 2 hereof.

          "Eurodollar Revolving Advance" shall mean any portion of any Eurodollar Advance designated to bear interest based upon the Adjusted Eurodollar Rate as provided in Section 2 hereof.

          "Fifth Amendment" shall have the meaning set forth in the first paragraph of the Fifth Amendment.

          "Fifth Amendment Effective Date" shall have the meaning set forth in Section 11 of the Fifth Amendment.

          "Fixed Charges" shall mean, for any period, the sum of (i) Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis during such period, excluding (x) Capital Expenditures made in an aggregate amount not to exceed $2,302,000 associated with the tooling Expenditures described on Exhibit A to the First Amendment and (y) Capital Expenditures described on Exhibit A to the Fourth Amendment in an aggregate amount not to exceed $5,832,000 associated with the purchase of eight new printing presses, and
(z) Capital Expenditures financed with the proceeds of Revolving Advances or Equipment ADVANCES, PLUS (ii) Interest Expense of the Borrower and its Subsidiaries for such period, PLUS (iii) the aggregate amount of payments of principal on Indebtedness for Borrowed Money (including, without limitation, Capitalized Lease Obligations but excluding principal payments made in respect to the Bemis Note), PLUS (iv) the aggregate amount of cash dividends paid by the Borrower during such period.

          "Loans" shall mean the Revolving Loan and the Equipment Loans.

     "Maturity Date" shall mean the earlier of (i) July 31, 2001 or, if the term of this Agreement is extended pursuant to Section 3.6(b) hereof, the last day of any applicable Renewal Term and (ii) the date on which Borrower elects to terminate this Agreement pursuant to Section 12.8(b).

          "PRO RATA" (as applied to allocations among the Lenders) shall mean, with respect to each Lender, a percentage equal to the ratio that (i) with respect to the Revolving Loan, the Revolving Commitment of such Lender as set forth on Schedule 1.1 as it bears to the aggregate Revolving Commitments of all Lenders, (ii) with respect to the Equipment Loan, the Equipment Commitment of such Lender as set forth on Schedule 1.1 as it bears to the Aggregate Equipment Commitments of all Lenders, and (iii) in all other instances, the Commitment of such Lender as it bears to the Commitments of all Lenders.

                               *          *          *

          3. EQUIPMENT ACQUISITION LOANS. The following shall be inserted into the Credit Agreement as Section 2.3.1:

     "Section  2.3.1     EQUIPMENT ACQUISITION LOANS.  During the period
between the Fifth Amendment Effective Date and the date which is the earlier of (i) the Maturity Date and (ii) eighteen months after the Fifth Amendment Effective Date, each Lender agrees, for so long as no Default or Event of Default exists, to make such Lender's PRO RATA share of equipment acquisition loans (each such loan an "Equipment Advance" and the outstanding principal balance of all Equipment Advances from time to time, the "Equipment Loan") to the Borrower to finance, in part, the purchase by the Borrower of Eligible Equipment. The aggregate principal amount of the Equipment Commitments is Ten Million Dollars ($10,000,000). Subject to all of the terms and conditions of this Agreement, each Lender agrees, for so long as no Default or Event of Default exists, to make Equipment Advances to the Borrower from time to time, as requested by the Borrower in accordance with the terms of
Section 2.4 hereof, up to a maximum principal amount at any time outstanding equal to the product of (A) Ten Million Dollars ($10,000,000), multiplied by
(B) such Lender's PRO RATA share of the Equipment Commitments.  In no event
(x) shall any one request by the Borrower for Equipment Advances be in the amount of less than One Million Dollars ($1,000,000) or, (y) shall the amount of any one request by Borrower for Equipment Advances exceed sixty-seven percent (67%), the hard cost (invoice price less taxes and delivery) of the Eligible Equipment, the purchase of which is to be financed, in part, with the proceeds of the applicable Equipment Advance. Prior to the funding of any Equipment Advance, the Borrower shall provide the Agent with (i) copies of the invoices or other comparable documentation for the Eligible Equipment, the purchase of which is to be financed, in part, with the proceeds of such proposed Equipment Advance together with such other supporting details as reasonably requested by Agent, and (ii) properly executed UCC-1 Financing Statements describing, in sufficient detail to meet the requirements of the Uniform Commercial Code for perfection of purchase money security interests, such Eligible Equipment. All such Equipment Advances shall be secured by all of the Eligible Equipment, the purchase of which was financed, in part, by the proceeds of Equipment Advances. The principal amount of all Equipment Advances shall be due on the Maturity Date or as otherwise provided in the Equipment Note or as otherwise provided herein, provided that Borrower may prepay, without penalty or premium, the outstanding principal balance of any Equipment Advance. The Equipment Advances shall be evidenced by promissory notes to be executed and delivered by the Borrower to the Lenders on or prior to the Fifth Amendment Effective Date, the form of which is attached hereto and made a part hereof as Exhibit 2.3.1 (the "Equipment Note(s)"), shall bear interest as specified in Section 2.6 and shall be repayable in accordance with the terms hereof and of the Equipment Notes. On the date which is eighteen months after the Fifth Amendment Effective Date, the outstanding Equipment Advances shall be converted into term loans. The principal amount of such Equipment Advances so converted to a term obligation shall be amortized on the basis of sixty
(60) equal monthly payments, commencing on the first day of the calendar month after the calendar month in which the conversion occurs. The foregoing notwithstanding, the entire principal balance of all Equipment Advances shall be due and payable on the Equipment Maturity Date."

          4. NOTICE OF BORROWING; BORROWER'S CERTIFICATE. Section 2.4 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

     "Section 2.4 NOTICE OF BORROWING; BORROWER'S CERTIFICATE. (a) Whenever the Borrower desires to make a borrowing of a Revolving Advance or an Equipment Advance the Borrower shall give the Agent, at its address referred to in Section 12.4 hereof, not later than 11:00 a.m. (Chicago time), at least three Business Days' (or, in the case of an Advance which shall be a Base Rate Advance, same Business Day) prior Written Notice or telephonic notice from an Authorized Representative confirmed promptly in writing (which notice shall be irrevocable) of its desire to make a borrowing of an Advance.
 Each notice of borrowing under this Section 2.4 shall be substantially in the form of Exhibit 2.4 to the Fifth Amendment (each a "BORROWER'S CERTIFICATE") and specify, INTER ALIA, the date on which the Borrower desires to make a borrowing of an Advance (which in each instance shall be a Business
Day), the amount of such borrowing, whether such borrowing shall be a Base Rate Equipment Advance, Base Rate Revolving Advance, Eurodollar Revolving Advance or a Eurodollar Equipment Advance or any combination thereof, and, in the case of the selection of a Eurodollar Advance, the proposed Interest Period therefor, and, in respect to Revolving Advances, shall refer to the most recent Borrowing Base Certificate delivered by the Borrower pursuant to
Section 8.1(h) hereof and set forth the Borrowing Base provided therein. Further, if a Borrower's Certificate shall request the Lenders to make an Equipment Advance, the Borrower's Certificate shall include copies of the invoices or other comparable documentation and supporting details reasonably requested by Agent as required by Section 2.3.1 hereof to evidence that the conditions for an Equipment Advance have been met and shall further include a certified copy of Borrower's casualty insurance policy, together with loss payable endorsements on a standard form loss payee endorsement naming Agent as loss payee and co-insured in respect to the Eligible Equipment, the purchase of which is to be financed, in part, with the proceeds of the requested Equipment Advance. If such notice shall be with respect to a borrowing of a Eurodollar Advance but fails to state an applicable Interest Period therefor, then such notice shall be deemed to be a request for a one-month Interest Period. If the Borrower shall fail to state in any such notice whether such Advance shall be a Base Rate Advance or a Eurodollar Advance, then the Borrower shall be deemed to have selected a Base Rate Advance. Subject to the other provisions of this Agreement, Base Rate Advances and Eurodollar Advances of more than one type may be outstanding at the same time; PROVIDED, HOWEVER, that (i) Eurodollar Advances shall be in an amount equal to $1,000,000 or any integral multiple of $200,000 in excess of $1,000,000, and (ii) Eurodollar Advances shall be available for election by the Borrower only for one, two or three month Interest Periods PROVIDED, that no more than six (6) Eurodollar Advances in the aggregate may be outstanding at any one time. The Agent shall give each Lender telephonic notice (confirmed promptly in writing) on the same day as Agent receives any such Borrower's Certificate of the proposed borrowing of an Advance, of such Lender's PRO RATA share thereof, and of the other matters covered by the Borrower's Certificate.

          (b) The Borrower shall not be permitted to select a borrowing of a Eurodollar Advance in any Borrower's Certificate (x) to the extent such selection would be prohibited by Section 2.10 or 2.11 hereof, or (y) if a Default or an Event of Default shall be in existence as of the date of selection of the applicable Interest Period.

          (c) Each Lender shall make available to the Agent such Lender's PRO RATA portion of the Advance (subject to the conditions of this Agreement as to the making of such Advance by such Lender), to be made on the date specified in the Borrower's Certificate, no later than 2:00 (Chicago time) on such specified date, in U.S. dollars in immediately available funds, at the office of the Agent located at 135 South LaSalle Street, Chicago, Illinois 60603 or such other office as the Agent may from time to time direct (the "PAYMENT OFFICE") for the account of such office of the Agent. The portion of each Advance to be funded by each Lender shall be an amount equal to (x) the dollar amount of the Advance requested under the applicable Borrower's Certificate, multiplied by (y) the percentage set forth opposite such Lender's name on Schedule 1.1 hereto with respect to such Lender's Revolving Commitment (in the case of Revolving Advances) or such Lender's Equipment Commitment (in the case of Equipment Advances).

          (d) Except for Revolving Advances made pursuant to Section 4A.1(c) hereof (which Revolving Advances shall be applied to the reimbursement of drawings under the Letter of Credit for which such Revolving Advance was made in accordance with such Section 4A.1(c) hereof), subject to satisfaction of all applicable conditions precedent, proceeds of each Advance received by the Agent shall be made available to the Borrower by the Agent at its Payment Office (or such other office of the Agent in Illinois as the Borrower may from time to time specify in writing to the Agent)."

          5. INTEREST. Section 2.6 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

     "Section 2.6 INTEREST. (a) Interest on Eurodollar Advances. Except as provided in Section 2.6(c) hereof, the Borrower shall pay interest on the unpaid principal amount of each Eurodollar Revolving Advance and each Eurodollar Equipment Advance made to it outstanding from time to time, (i) on each Interest Payment Date with respect to such Eurodollar Advance, (ii) at the date of conversion of such Eurodollar Advance (or portion thereof) to a Base Rate Advance, (iii) at maturity of each such Eurodollar Advance and (iv) after maturity of such Eurodollar Advance (whether by acceleration or otherwise) upon demand, in each case at an interest rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Revolving Advance or Eurodollar Equipment Advance plus the Applicable Margin.

          (b)    INTEREST ON BASE RATE ADVANCES.  Except as provided in
Section 2.6(c) hereof, the Borrower shall pay interest on the unpaid principal amount of the Base Rate Revolving Advances and the Base Rate Equipment Advances made to it hereunder, and, to the extent due and payable, Additional Indebtedness incurred by it, in each case, outstanding from time to time at an interest rate per annum equal to the Base Rate in effect from time to time. Interest on Base Rate Advances shall be payable monthly in arrears on the last day of each month of each calendar year commencing with May 31, 1996, and at maturity (whether by acceleration or otherwise) and thereafter on demand. Interest on Additional Indebtedness shall be payable upon demand.

          (c) Default Interest. Notwithstanding anything to the contrary contained herein, while any Event of Default is continuing, interest on the Base Rate Advances, Eurodollar Advances, and Additional Indebtedness shall be payable on demand at a rate per annum equal to two percentage points (2%) in excess of the rate then otherwise applicable hereunder thereto.

          (d) Eurodollar Rate Determination. The Agent, upon determining the Eurodollar Rate and the Adjusted Eurodollar Rate for any Interest Period, shall promptly notify by telephone (confirmed promptly in writing) or in writing the Borrower and the Lenders of such rates. Such determination shall, in the absence of manifest error, be conclusive and binding upon the Borrower and the Lenders.

          (e) Changes in Base Rate. After each change in the Base Rate, the Agent shall promptly notify the Borrower and each Lender by telephone (confirmed promptly in writing) or in writing of the date of such change and the new Base Rate; PROVIDED, HOWEVER, that the failure of the Agent to so notify the Borrower or any Lender shall not affect the effectiveness of such change."

          6. MANDATORY PAYMENTS. Section 3.1 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

     "Section 3.1 MANDATORY PAYMENTS. (a) Asset Sales (Other than Eligible Equipment). Until such time as there shall be outstanding no Revolving Loan and no Commitments, the Borrower shall pay and there shall become due and payable, concurrently with the receipt by any Credit Party of Net Proceeds with respect to any Asset Sale (other than Asset Sales of Eligible Equipment, the purchase of which was financed, in part, with the proceeds of Equipment Advances), a payment in respect to the Lender Debt (other the Equipment Loan) equal to one hundred percent (100%) of the book value of any Collateral included within such Asset Sale. Said payment shall be applied FIRST, to the outstanding interest and principal due in respect of the Revolving Loan until the Revolving Loan has been paid in full and SECOND, to provide Letter of Credit Cash Collateral until there shall have been provided Letter of Credit Cash Collateral equal to the undrawn amount of all Letters of Credit.

     (b) Asset Sales (Eligible Equipment). Until such time as the outstanding principal balance of the Equipment Loan has been paid in full, the Borrower shall pay and there shall become due and payable, concurrently with the receipt by any Credit Party of proceeds with respect to any Asset Sale of Eligible Equipment, the purchase of which was financed, in part, with the proceeds of an Equipment Advance, a payment in respect to the outstanding Equipment Loan equal to one hundred percent (100%) of the Net Proceeds of any such Asset Sale. Said payment shall be applied to regularly scheduled installments of principal due under the Equipment Term Notes PRO RATA in consecutive order of maturity.

     (c) Extraordinary Receipts (Including Insurance Proceeds) (Other than Eligible Equipment). Until such time as there shall be outstanding no Revolving Loan and no Commitments, the Borrower shall pay and there shall become due and payable, concurrently with the receipt by any Credit Party of Net Proceeds with respect to any Extraordinary Receipt from the sale, destruction, damage or condemnation of any Collateral (other than Eligible Equipment, the purchase of which was financed, in part, with the proceeds of Equipment Advances), a payment in respect to Lender Debt (other than the Equipment Loan) equal to one hundred percent (100%) of the book value of any such Collateral so sold, damaged, or destroyed or condemned. Said payment shall be applied FIRST, to the outstanding interest and principal due in respect of the Revolving Loan until the Revolving Loan has been paid in full and SECOND, to provide Letter of Credit Cash Collateral until there shall have been provided Letter of Credit Collateral equal to the undrawn amount of all Letters of Credit.

     (d) Extraordinary Receipts (Including Insurance Proceeds) (Eligible Equipment). Until such time as the outstanding principal balance of the Equipment Loan has been paid in full, the Borrower shall pay and there shall become due and payable, concurrently with the receipt by any Credit Party of proceeds with respect to any Extraordinary Receipt from the sale, destruction, damage or condemnation of any Eligible Equipment, the purchase of which was financed, in part, with the proceeds of an Equipment Advance, a payment in respect to the outstanding Equipment Loan equal to one hundred percent (100%) of the amount of any such Extraordinary Receipts. Said payment shall be applied to regularly scheduled installments of principal due under the Equipment Notes PRO RATA in consecutive order of maturity; PROVIDED, HOWEVER, that so long as no Event of Default has occurred and is continuing, the Borrower may retain any Extraordinary Receipts not in excess of $500,000 to restore, repair or replace such damaged Eligible Equipment if Lender has a first, valid, perfected Lien on such restored, repaired or replaced Eligible Equipment and if there are no other Liens on such Eligible Equipment other than Permitted Liens.

     (e) Revolving Advances in Excess of the Borrowing Limit. If at any time the sum of the then aggregate outstanding principal amount of the Revolving Loan PLUS the Letter of Credit Usage at such time shall exceed the Borrowing Limit at such time, the Borrower shall immediately eliminate such excess by paying an amount equal to such excess until the sooner to occur of (x) the elimination in full of such excess, and (y) the Revolving Loan is paid in full and, to the extent then necessary to eliminate any remaining excess after payment in full, by providing Letter of Credit Cash Collateral in an amount equal to the remaining excess for any outstanding Letters of Credit, until there shall have been provided Letter of Credit Cash Collateral equal to the undrawn amount of all Letters of Credit.

     (f)  Payments to Include Interest.  All prepayments under Sections 3.1 and
3.2 hereof shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, provided, that, all such payments shall be subject to payment of any applicable indemnity obligations pursuant to Section 2.12 hereto."

                               *          *          *

          7. UNUSED EQUIPMENT ACQUISITION LOAN FACILITY FEE. The following are inserted into the Credit Agreement as Sections 3.8 and 3.9:

     "Section 3.8 UNUSED FACILITY FEE. The Borrower shall pay to the Agent for the PRO RATA account of the Lenders a commitment fee, which shall accrue from and after the Closing Date until the date of the expiration, termination or cancellation of the Borrower's ability to request Equipment Advances payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing September 30, 1998 (and on the date which is the earlier of eighteen months from the Fifth Amendment Effective Date or earlier expiration, termination or cancellation of Borrower's ability to request Equipment Advances), of one-half of one percent (0.5%) per annum on the average amount, calculated on a daily basis based on a 360-day year, by which Ten Million Dollars ($10,000,000) exceeds the aggregate amount of Equipment Advances made by Lenders pursuant to the terms hereof.

     Section 3.9 EQUIPMENT LOAN CLOSING FEE AND AMENDMENT FEE. In order to induce the Lenders to enter into the Fifth Amendment, the Borrower shall, on the Fifth Amendment Effective Date, pay to the Agent for the PRO RATA amount of the Lenders an equipment loan origination fee in the amount of Fifty Thousand Dollars ($50,000) and an additional amendment fee in the amount of Fifty Thousand Dollars ($50,000)."

                               *          *          *

          8. FINANCIAL COVENANTS. Section 8.16 of the Credit Agreement is deleted and the following is inserted in its stead:

     "Section 8.16 FINANCIAL COVENANTS. The Borrower covenants and agrees that:

     (a) Fixed Charge Coverage Ratio: The Fixed Charge Coverage Ratio, as of the end of (i) the one fiscal quarter then ended in respect to the fiscal quarter ending on August 31, 1996, (ii) the two consecutive fiscal quarters then ended in respect to the fiscal quarter ending on November 30, 1996, (iii) the three consecutive fiscal quarters then ended in respect to the fiscal quarter ending on February 28, 1997, and (iv) the four consecutive fiscal quarters then ended in respect to the fiscal quarter ending on May 31, 1997 and the last day of each August, November, February and May thereafter, shall not be less than the ratio set forth opposite such date:


                        Four fiscal quarters
                      ending on the last day of          Ratio
                      -------------------------          -----
                August and November, 1998              1.00 to 1

                February, 1999                         1.05 to 1

                May, August and November, 1999 and     1.10 to 1
                February, 2000

                May, August and November, 2000 and     1.20 to 1
                February, 2001 and each fiscal
                quarter thereafter


     (b) FUNDED DEBT TO EBITDA RATIO: The ratio of Funded Debt as of the last day of each of the fiscal quarters listed below to EBITDA for the four consecutive fiscal quarters then ended shall not be more than the amount set forth below opposite such period:


                          Fiscal quarter
                     ending on the last day of           Ratio
                     -------------------------           -----
               August and November, 1998               5.00 to 1
               February, May, August and               4.75 to 1
               November, 1999
               February, May, August and               4.50 to 1
               November, 2000
               February, 2001 and each fiscal          4.25 to 1
               quarter thereafter

     (c) ADJUSTED WORKING CAPITAL: As of the last day of each fiscal quarter listed below, Adjusted Working Capital shall equal or exceed the amount set forth opposite such fiscal period in the following schedule:


                         Fiscal quarter
                    ending on the last day of           Amount
                    -------------------------           ------
               August and November, 1998             $ 7,500,000
               February, May, August and             $10,000,000
               November, 1999
               February, May, August and             $10,000,000
               November, 2000
               February, 2001 and each fiscal        $15,000,000"
               quarter thereafter


          9. APPLICATION OF PROCEEDS. Section 10.5 of the Credit Agreement is hereby deleted and the following is inserted in its stead:

     "Section 10.5. APPLICATION OF PROCEEDS. (a) After the occurrence of an Event of Default and acceleration of the Lender Debt, the proceeds of the Collateral (other than Eligible Equipment, the purchase of which was financed, in part, with the proceeds of Equipment Advances) and of property of Persons other than the Credit Parties securing the Lender Debt and collections from each Guaranty shall be applied by the Agent to payment of the Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) in the following order, unless the Lenders otherwise agree in writing or a court of competent jurisdiction shall otherwise direct:

          (i) FIRST, to payment of all costs and expenses of the Agent and the Lenders incurred in connection with the preservation, collection and enforcement of the Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) or any Guaranties, or of any of the Liens granted to the Agent pursuant to the Security Documents (other than the Equipment Security Agreement) or otherwise, including, without limitation, any amounts advanced by the Agent or the Lenders to protect or preserve such Collateral;

          (ii) SECOND, ratably, to (A) each Lender (or affiliate of Lender) to reimburse such Lender (or Affiliate of Lender) for amounts due under any Hedge Agreements to the extent such Hedge Agreements constitute Lender Debt and (B) to payment of that portion of the Lender Debt constituting accrued and unpaid interest and fees in respect to the Revolving Loan and indemnities payable under Section 2 hereof, ratably amongst the Agent and the Lenders in accordance with the proportion which (1) the accrued interest and fees in respect to the Revolving Loan and indemnities payable under Section 2 hereof constituting the Lender Debt owing to the Agent or any Lender, as the case may be, at such time bears to (2) the aggregate amount of accrued interest and fees in respect to the Revolving Loan and indemnities payable under Section 2 hereof constituting the Lender Debt owing to the Agent and all of the Lenders at such time, until such interest, fees and indemnities shall be paid in full;

          (iii) THIRD, to each Issuing Lender to reimburse the Issuing Lender for that portion of any payments made by it with respect to Letters of Credit for which a Lender, as a participant in such Letter of Credit, failed to pay its PRO RATA share thereof as required pursuant to Section
     12.16 hereof;

          (iv) FOURTH, to payment of the principal of the Lender Debt (excluding the aggregate undrawn amount of any then outstanding Letters of Credit and that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement), ratably amongst the Lenders in accordance with the proportion which the principal amount of the Lender Debt owing to each such Lender bears to the aggregate principal amount of the Lender Debt (excluding the aggregate undrawn amount of any then outstanding Letters of Credit and that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) owing to all of the Lenders until such principal of such portion of the Lender Debt shall be paid in full;

          (v)    FIFTH, to the extent that the Letter of Credit Cash
     Collateral, if any, held by the Agent as security for the Letters of Credit is less than the undrawn amount of the Letters of Credit outstanding at the time of distribution hereunder, to the Agent to be held by the Agent as additional collateral therefor;

          (vi) SIXTH, to the payment of all other Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement), ratably amongst the Lenders in accordance with the proportion which the amount of such other Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) owing to each such Lender bears to the aggregate principal amount of such other Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) owing to all of the Lenders until such other Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) shall be paid in full; and

          (vii) SEVENTH, the balance, if any, after all of the Lender Debt (other than that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement) has been satisfied, shall, except as otherwise provided in the Security Documents, be deposited by the Agent in an operating account of the Borrower with the Agent designated by the Borrower, or paid over to such other Person or Persons as may be required by law.

     The Credit Parties acknowledge and agree that they shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and collections under the Guaranties (to the fullest extent recourse to such Credit Parties under such Guaranties) and the aggregate amount of the sums referred to in subparagraphs (a) and (b) above.

          (b) After the occurrence of an Event of Default and acceleration of the Lender Debt, the proceeds of the Collateral consisting of Eligible Equipment, the purchase of which was financed, in part, with the proceeds of Equipment Advances and of property of Persons other than the Credit Parties securing the Lender Debt and collections from each Guaranty shall be applied by the Agent to payment of that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement in the following order, unless the Lenders otherwise agree in writing or a court of competent jurisdiction shall otherwise direct:

                 (i) FIRST, to payment of all costs and expenses of the Agent and the Lenders incurred in connection with the preservation, collection and enforcement of that portion of the Lender Debt due in connection with the Equipment Loan and the Equipment Security Agreement or any Guaranties, or of any of the Liens granted to the Agent pursuant to the Equipment Security Agreement or otherwise, including, without limitation, any amounts advanced by the Agent or the Lenders to protect or preserve such Collateral consisting of Eligible Equipment, the purchase of which was financed, in part, with the proceeds of Equipment Advances;

                 (ii) SECOND, ratably, to the payment of that portion of the Lender Debt consisting of accrued and unpaid interest and fees and indemnities, payable under Section 2 hereof in respect to the Equipment Loan, ratably amongst the Agent and the Lenders in accordance with the proportion which (1) the accrued interest and fees and indemnities payable under Section 2 hereof constituting the Lender Debt in respect to the Equipment Loan owing to the Agent or any Lender, as the case may be, at such time bears to (2) the aggregate amount of accrued interest and fees and indemnities payable under Section 2 hereof constituting the Lender Debt in respect to the Equipment Loan owing to the Agent and all of the Lenders at such time, until such interest, fees and indemnities shall be paid in full;

                 (iii) THIRD, to payment of the principal of the Equipment Loan, ratably amongst the Lenders in accordance with the proportion which the principal amount of the Equipment Loan owing to each such Lender bears to the aggregate principal amount of the Equipment Loan owing to all of the Lenders until such principal of the Equipment Loan shall be paid in full;

                 (iv) FOURTH, to the payment of all other Lender Debt owing under the Equipment Loan or the Equipment Security Agreement, ratably amongst the Lenders in accordance with the proportion which the amount of such other Lender Debt owing under the Equipment Loan or the Equipment Security Agreement to each such Lender bears to the aggregate principal amount of such other Lender Debt owing under the Equipment Loan or the Equipment Security Agreement to all of the Lenders until such other Lender Debt owing under the Equipment Loan or the Equipment Security Agreement shall be paid in full; and

                 (v) FIFTH, the balance, if any, after all of the Lender Debt owing under the Equipment Loan or the Equipment Security Agreement has been satisfied, shall, except as otherwise provided in the Equipment Security Agreement, be deposited by the Agent in an operating account of the Borrower with the Agent designated by the Borrower, or paid over to such other Person or Persons as may be required by law.

     The Credit Parties acknowledge and agree that they shall remain liable to the extent of any deficiency between the amount of the proceeds of the Eligible Equipment, the purchase of which was financed, in part, with the proceeds of Equipment Advances, and collections under the Guaranties (to the fullest extent recourse to such Credit Parties under such Guaranties) and the aggregate amount of the sums referred to in subparagraphs (a) and (b) above."

                               *          *          *

          10. SECURITY AGREEMENT. Section 1 of the Security Agreement is hereby deleted and the following is inserted in its stead:

     "1. GRANT OF SECURITY. As collateral security for the prompt and complete payment, performance and observance by the Credit Parties of all present and future Lender Debt (other than any amount due in respect to Equipment Loans), whether at stated maturity, by acceleration or otherwise (including, without limitation, all interest thereon, whether accruing prior or subsequent to the commencement of a bankruptcy or similar proceeding involving any of the Credit Parties as a debtor), and all present and future obligations of Grantor under this Security Agreement and the other Loan Documents (other than the Equipment Security Agreement), whether at stated maturity, by acceleration or otherwise (all of the foregoing being herein referred to as the "OBLIGATIONS"), Grantor hereby grants to the Agent for its benefit and the ratable benefit of the Lenders, a continuing security interest in and a right of set-off against, and Grantor hereby assigns to the Agent for its benefit and the ratable benefit of the Lenders, the collateral described in paragraph 2 below (the "COLLATERAL"); PROVIDED, HOWEVER, anything herein or in any other Loan
Document to the contrary notwithstanding, the maximum liability of Grantor secured by the Collateral hereunder and under the other Loan Documents shall in no event exceed an amount equal to the largest amount that would not render Grantor's obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any equivalent provision of the law of any state."

                               *          *          *

          11. CONDITIONS PRECEDENT. This Fifth Amendment shall become effective upon receipt by Lender of each of the following documents, each in form and substance acceptable to Lender:

     (A) UCC-1 Financing Statements properly executed by the Borrower to the extent necessary to perfect the Liens of Agent, for its benefit and the ratable benefit of the Lenders, in the Eligible Equipment, the purchase of which is to be financed, in part, with the proceeds of Equipment Advances, and evidence in a form reasonably acceptable to Agent that such Liens constitute valid and perfected security interests and Liens, having the Lien priority specified herein;

     (B) Good standing certificate for Borrower, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of organization;

     (C)  The Equipment Security Agreement;

     (D)  The Equipment Notes;

     (E) A Certificate of the Secretary of the Borrower, together with true and correct copies of Bylaws of the Borrower, and all amendments thereto, true and correct copies of the resolutions of the members of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance of this Fifth Amendment, the Equipment Acquisition Notes, the Equipment Security Agreement and the other agreements to be executed by the Borrower in connection thereafter and the names of the officer or officers of the Borrower authorized to sign the Fifth Amendment, the Equipment Acquisition Notes, the Equipment Security Agreement and such other agreements together with a sample of the true signature of each such officer;

     (F) The favorable, written opinions of Winston & Strawn, counsel to the Borrower, as to the transactions contemplated by this Agreement and any of the other Loan Documents; and

     (G) Such other documents, instruments and agreements as Agent shall reasonably request in connection with the foregoing matters.

     The date on which all of the foregoing conditions precedent to the effectiveness of this Fifth Amendment have been satisfied or waived by Agent is hereafter referred to as the "Fifth Amendment Effective Date."

                               *          *          *

          12. SCHEDULE 1.1. Schedule 1.1 attached to the Credit Agreement is hereby deleted and Schedule 1.1 attached to this Fifth Amendment is hereby inserted in its stead.

          13. CONTINUING EFFECT. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

          14. COUNTERPARTS. This Fifth Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

          IN WITNESS WHEREOF, this Fifth Amendment has been duly executed as of the date first written above.


PACKAGING RESOURCES INCORPORATED,        LASALLE NATIONAL BANK,
as Borrower                              as Agent and Lender


By: /s/ Jerry J. Corirossi               By: /s/ Angie L. Maersch
   ------------------------------        -------------------------------------
    Name:  Jerry J. Corirossi                Name:  Angie L. Maersch
    Title: Vice President                    Title: Commercial Banking Officer

                                    EXHIBIT 2.3.1


                          FORM OF EQUIPMENT ACQUISITION NOTE

$10,000,000                                                    Chicago, Illinois
                                                                 August __, 1998

     FOR VALUE RECEIVED, PACKAGING RESOURCES INCORPORATED, a Delaware corporation (the "Debtor"), hereby promises to pay to the order of _______________________, (the "Payee"), at the offices of
____________________________________________, or at such other place as the
Payee or any holder hereof may from time to time designate, on the "Maturity Date" (as defined in the Credit Agreement referred to below) (or earlier as hereinafter referred to), the principal sum of Ten Million Dollars ($10,000,000), or such lesser amount as shall then constitute the Payee's PRO RATA share of the Equipment Loan (as defined in the Credit Agreement referred to below), in lawful money of the United States, and to pay interest in like money at such office or place and at such rates and times on the unpaid principal balance hereof as provided in the Credit Agreement, dated as of May 17, 1996 (as amended, modified or supplemented from time to time in accordance with its terms, the "Credit Agreement"), among the Debtor, the lender parties thereto (collectively, the "Lenders") and LaSalle National Bank, as agent (in such capacity, the "Agent") for the Lenders. Capitalized terms used herein without definition shall have the meanings contained in the Credit Agreement.

     This Equipment Note is issued pursuant to the Credit Agreement, and is entitled to the benefits thereof, including all Collateral provided for therein or in connection therewith. Reference is made to the Credit Agreement for rights as to mandatory and optional prepayments and payments, and for rights as to the acceleration of the unpaid principal balance hereof before its stated maturity upon the happening of certain events and/or the passage of time and/or the giving of notice. The Debtor shall make when due any and all payments and prepayments on the Equipment Loan required under the Credit Agreement.

     For so long as no Event of Default shall have occurred the principal amount of this Equipment Acquisition Note shall be due and payable monthly commencing on February 1, 2000, and continuing on the first day of each month thereafter to and including the first day of January, 2005, in installments equal to one-sixtieth (1/60th) of the aggregate amount of all Equipment Advances made by the Payee to the Debtor pursuant to the Credit Agreement.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon the Equipment Maturity Date.

     The Debtor waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, release, surrender or substitution of security, or forbearance or other indulgence, without notice.

     In the event the Payee, the Agent or any holder hereof shall refer this Equipment Note to any attorney for collection, the Debtor agrees to pay, in addition to unpaid principal and interest, all the reasonable and documented out of pocket costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorneys' fees, whether or not suit is instituted.

     Each portion of the amount of each Equipment Advance which the Payee has made to the Debtor and the amount of each payment or prepayment made on account of principal thereof shall be recorded by the Payee and endorsed on the grid schedule attached hereto, which is made a part of this Equipment Note (or so noted in its records); PROVIDED, HOWEVER, that the failure of the Payee to make any such endorsement or recordation shall not in any manner affect the obligation of the Debtor to repay the Payee's PRO RATA share of the Equipment Loan in accordance with the terms hereof. Any such endorsement or recordation shall represent conclusive evidence of the date and amount of the Payee's PRO RATA share of the Equipment Loan or any payment or prepayment of principal thereon, absent manifest error.

     This Equipment Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Debtor or any successor or assign of the Debtor and the Payee or any holder hereof.

     IN THE EVENT OF ANY LITIGATION WITH RESPECT TO THIS EQUIPMENT NOTE, THE DEBTOR WAIVES (TO THE EXTENT PERMITTED BY LAW) THE RIGHT TO A TRIAL BY JURY, ALL RIGHTS OF SETOFF AND RIGHTS TO INTERPOSE COUNTERCLAIMS AND CROSS-CLAIMS (UNLESS SUCH SETOFF, COUNTERCLAIM OR CROSS-CLAIM COULD NOT, BY REASON OF ANY APPLICABLE FEDERAL OR STATE PROCEDURAL LAWS, BE INTERPOSED, PLEADED OR ALLEGED IN ANY OTHER ACTION) AND THE DEFENSES OF FORUM NON CONVENIENS AND IMPROPER VENUE. The Debtor hereby irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Illinois and of any Federal court located in the City of Chicago, Illinois in connection with any action or proceeding arising out of or relating to this Equipment Note. This Equipment Note shall be governed by and construed in accordance with the internal laws of the State of Illinois, and shall be binding upon the successors and assigns of the Debtor and inure to the benefit of the Payee, its successors, endorsees and assigns. If any term or provision of this Revolving Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions herein shall in no way be affected thereby.

                                          PACKAGING RESOURCES INCORPORATED


                                          By: _____________________________
                                              Name:     Jerry J. Corirossi
                                              Title:    Vice President

                                    GRID SCHEDULE

Attached to and made a part of the Equipment Note, dated ___________, ____, by Packaging Resources Incorporated, a Delaware corporation (the "Debtor") to the order of __________________________, (the "Payee") pursuant to the Credit Agreement, dated as of May 17, 1996, among the Debtor, the lender parties thereto and LaSalle National Bank, as Agent.

------------------------------------------------------------------------------------------------------------
                      Payee's Pro Rata                             Unpaid Principal
                    Share of Equipment     Amount of Principal       Balance of        Name of Person
       Date               Advance            Paid or Prepaid       Equipment Note      Making Notation
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                     EXHIBIT 2.4

                                BORROWER'S CERTIFICATE

                                                          _____________, 199__


LaSalle National Bank
120 South LaSalle Street
Chicago, Illinois  60603


Ladies and Gentlemen:

     The undersigned refers to the Credit Agreement, dated as of May 17, 1996 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "CREDIT AGREEMENT") among Packaging Resources Incorporated, a Delaware corporation (the "BORROWER"), the lender signatories thereto (collectively, the "LENDERS") and LaSalle National Bank, as agent for the Lenders (in such capacity "Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. The Borrower hereby gives the Agent notice, irrevocably, pursuant to Section 2.4 or Section 4A.1 of the Credit Agreement, as the case may be, that the undersigned hereby requests
(i) a borrowing of a Revolving Advance (a "PROPOSED REVOLVING BORROWING") as required by Section 2.4 of the Credit Agreement, (ii) the issuance of a Letter of Credit (a "PROPOSED L/C") as required by Section 4A.1 of the Credit Agreement, or (iii) a borrowing of an Equipment Advance (a "Proposed Equipment Borrowing") as required by Section 2.4 of the Credit Agreement:

          (A)  Proposed Revolving Borrowing/Proposed L/C/Proposed Equipment
     Borrowing:

               (i)    The Business Day of such Proposed Revolving
          Borrowing/Proposed Equipment Borrowing shall be ____________, 199__;

               (ii) The principal amount of such Proposed Revolving Borrowing/Proposed Equipment Borrowing shall be $__________;

               (iii) The Proposed Revolving Borrowing/Proposed Equipment Borrowing shall be $__________ as a Base Rate Advance and $__________ as a Eurodollar Advance;

               (iv) In the case of a Eurodollar Advance, the proposed Interest Period is __________; and

               (v) In the case of request to issue a Proposed L/C, the amount, maturity date, beneficiary, drawing conditions and all other material terms and conditions of

LaSalle National Bank
____________, 199__
Page 2



          the Proposed L/C are set forth on Schedule A attached hereto and incorporated herein.

          (B)  The undersigned hereby certifies that, as of the date hereof:

               (i) The conditions contained in Section 6 of the Credit Agreement (and in respect to Equipment Advances, Sections 2.4 and 2.6 of the Credit Agreement) and all representations and warranties made by each of the Credit Parties contained herein or otherwise made in any Loan Document, officer's certificate or any agreement, instrument, certificate, document or other writing delivered to the Agent or any Lender in connection therewith or with the Credit Agreement, shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the Proposed Borrowing (unless any such representation or warranty speaks as of a particular date, in which case it shall be deemed repeated as of such date); and

               (ii) No Default or Event of Default has occurred or is continuing as of the date hereof and as of the date of the Proposed Borrowing, or would result from the Proposed Borrowing requested hereby or from the applications of the proceeds therefrom.

                                             Very truly yours,

                                             PACKAGING RESOURCES
                                               INCORPORATED


                                             By: _________________________
                                                 Name: ___________________
                                                 Title: __________________

                             SCHEDULE 1.1


                                               REVOLVING               MAXIMUM                MAXIMUM
                                              COMMITMENT              REVOLVING              EQUIPMENT
         LENDER                               PERCENTAGE              COMMITMENT             COMMITMENT
--------------------------------------------------------------------------------------------------------
La Salle National Bank                          100%                  $20,000,000            $10,000,000


                      INITIAL EURODOLLAR OFFICES

LASALLE NATIONAL BANK

Address:     135 South LaSalle Street
             Chicago, IL 60603

Attention:   Ms. Karen Daly

Tel. No.:           (312) 904-2081
Telecopier No.:     (312) 904-4448